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                                                                                                 EXHIBIT 11.1


                                               BDM INTERNATIONAL, INC.
                                          COMPUTATION OF EARNINGS PER SHARE
                                   (Amounts in Thousands, Except Per Share Data)



                                                      Three Months Ended           Six Months Ended
                                                           June 30,                    June 30,
                                                      1996        1995            1996         1995
                                                      ----        ----            ----         ----

Net Income                                           $6,655       $3,870         $12,062       $7,204
                                                     ======       ======         =======       ======

Shares used for
  primary earnings per share:

  Weighted averaged shares
    outstanding                                      14,036        9,650          13,498        9,544

  Dilutive effect of common stock
    equivalents-noncontingent stock
    options                                             872          587             826          569
                                                        ---          ---             ---          ---
     Total shares used for primary
       earnings per share                            14,908       10,237          14,324       10,113
                                                     ======       ======          ======       ======

Additional shares used for
  fully diluted earnings per share:

  Increase for dilutive effect of
    contingent stock options                             22          139             100          162
                                                         --          ---             ---          ---

     Total shares used for
       fully diluted earnings per share              14,930       10,376          14,424       10,275
                                                     ======       ======          ======       ======



Earnings per share:

   Primary                                            $0.45        $0.38           $0.84        $0.71
                                                      =====        =====           =====        =====

   Fully diluted                                      $0.45        $0.37           $0.84        $0.70
                                                      =====        =====           =====        =====

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